As filed with the Securities and Exchange Commission on October 3, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

Change Healthcare Inc. 2019 Omnibus Incentive Plan
 Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

Rupert M. Bondy
Executive Vice President and Chief Legal Officer
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 936-1300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to shares of common stock of UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), par value $0.01 per share (“Company Common Stock”) issuable in respect of certain outstanding and unvested equity awards in respect of shares of common stock of Change Healthcare Inc., a Delaware corporation (“Change”), par value $0.001 per share (“Change Common Stock”), granted by Change and held by employees of Change and its affiliates, which were assumed by the Company and converted into equity awards in respect of shares of Company Common Stock in connection with the Company’s acquisition of Change, as described below. These equity awards were granted pursuant to the Change Healthcare Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”) and the Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan (the “2009 Plan,” together with the 2019 Plan, the “Legacy Change Plans”).

Such shares represent the maximum number of shares of Company Common Stock issuable upon the vesting, settlement or exercise of the equity awards under the Legacy Change Plans, subject to appropriate adjustments thereto.

The Merger

Pursuant to the Agreement and Plan of Merger, dated as of January 5, 2021 (the “Merger Agreement”), by and among the Company, Change and Cambridge Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), effective as of October 3, 2022, Merger Sub merged with and into Change (the “Merger”), with Change surviving the Merger as a wholly owned subsidiary of the Company.

Conversion of Certain Change Equity Awards in Connection with the Merger

At the effective time of the Merger (the “Effective Time”), each outstanding option to purchase shares of Change Common Stock under the Legacy Change Plans (each, a “Change Option”), whether vested or unvested immediately prior to the Effective Time, was converted into an option to purchase a number of shares of Company Common Stock equal to the product (rounded down to the nearest whole number) of the total number of shares of Change Common Stock subject to such Change Option immediately prior to the Effective Time times the Equity Award Exchange Ratio (as defined in the Merger Agreement) at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share of Change Common Stock subject to such Change Option immediately prior to the Effective Time divided by the Equity Award Exchange Ratio.

At the Effective Time, each outstanding restricted stock unit award granted under the Legacy Change Plans (each, a “Change RSU”), whether vested or unvested immediately prior to the Effective Time, was converted into a restricted stock unit award denominated in shares of Company Common Stock (each, a “Company RSU”). The number of shares of Company Common Stock subject to such Company RSU is equal to the product (rounded down to the nearest whole number) of the total number of shares of Change Common Stock subject to such Change RSU immediately prior to the Effective Time times the Equity Award Exchange Ratio.

At the Effective Time, each outstanding performance share unit award granted under the Legacy Change Plans (each, a “Change PSU”), whether vested or unvested immediately prior to the Effective Time, was converted into a Company RSU. The number of shares of Company Common Stock subject to each such Company RSU is equal to the product (rounded down to the nearest whole number) of the total number of shares of Change Common Stock subject to such Change PSU immediately prior to the Effective Time (based on target performance) times the Equity Award Exchange Ratio.

At the Effective Time, each outstanding stock appreciation right granted under the Legacy Change Plans (each, a “Change SAR”), whether vested or unvested immediately prior to the Effective Time, was converted into a stock appreciation right denominated in a number of shares of Company Common Stock equal to the product (rounded down to the nearest whole number) of the total number of shares of Change Common Stock subject to such Change SAR immediately prior to the Effective Time times the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the strike price per share of the Change Common Stock subject to such Change SAR immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio.

In addition, at the Effective Time, each outstanding deferred stock unit award granted under the Legacy Change Plans (each, a “Change DSU”), whether vested or unvested immediately prior to the Effective Time, was converted into a deferred stock unit award denominated in shares of Company Common Stock equal to the product (rounded down to the nearest whole number) of the total number of shares of Change Common Stock subject to such Change DSU immediately prior to the Effective Time times the Equity Award Exchange Ratio.

Change equity-based awards converted into equity-based awards denominated in Company Common Stock at the Effective Time are generally subject to the same terms and conditions as applied to such awards prior to the Effective Time, except to the extent such terms and conditions were rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not materially detrimental to the holder of the award.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Legacy Change Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference herein the following documents filed by it with the SEC under Commission File Number 1-10864 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portion of such documents or information therein deemed to have been furnished and not filed in accordance with SEC rules:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including those portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 22, 2022 that are incorporated by reference into Part III of such Annual Report on Form 10-K), as filed with the SEC on February 15, 2022;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, as filed with the SEC on May 4, 2022, and June 30, 2022, as filed with the SEC on August 3, 2022;

(c)	the Company’s Current Reports on Form 8-K filed with the SEC on February 17, 2022, May 20, 2022 and June 10, 2022; and

(d)	the description of the Company’s Common Stock set forth in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference in this Registration Statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this Registration Statement from the dates of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Faraz A. Choudhry, who has given an opinion of counsel with respect to the securities to which this Registration Statement relates, is an employee and officer (Deputy General Counsel and Assistant Corporate Secretary) of the Company. Mr. Choudhry owns Company securities and participates in various employee benefit plans of the Company, but is not eligible to participate in either of the Legacy Change Plans.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. As a Delaware corporation, the Company is subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the shareholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Company’s Certificate of Incorporation provides that, to the fullest extent permissible under the Delaware General Corporation Law, the Company’s directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (1) for breach of the director’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The Company’s Bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending, or completed action, suit or proceeding because he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The Company’s Bylaws provide that the Company shall advance to indemnified persons expenses incurred in defending any such proceedings, subject to an obligation to repay amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under the Company’s Bylaws or otherwise.

Indemnification Agreements. The Company has entered into an indemnification agreement with each of its directors and executive officers which provides, among other things, that the Company will indemnify each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, because such person is or was a director or officer of the Company, by reason of any action or inaction on the part of such person, or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other enterprise. The indemnification agreement also requires the Company, under certain circumstances, to advance expenses incurred by such person in connection with the investigation, defense, settlement or appeal of any such proceedings.

Liability Insurance. The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the Company’s directors and officers and covers the Company for reimbursement of payments to the Company’s directors and officers in respect of such liabilities and expenses.

Item 8. Exhibits.

Number	Description
4.1	Certificate of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to UnitedHealth Group Incorporated’s Registration Statement on Form 8-A/A, Commission File No. 1-10864, filed on July 1, 2015).
4.2	Amended and Restated Bylaws of UnitedHealth Group Incorporated, effective February 23, 2021 (incorporated by reference to Exhibit 3.2 to UnitedHealth Group Incorporated’s Current Report on Form 8-K, Commission File No. 1-10864, filed on February 26, 2021).
4.3	Change Healthcare Inc. 2019 Omnibus Incentive Plan.
4.4	Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan.
5.1	Opinion of Faraz A. Choudhry, the Company’s Deputy General Counsel and Assistant Corporate Secretary.
23.1	Consent of Faraz A. Choudhry, the Company’s Deputy General Counsel and Assistant Corporate Secretary (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney.
107	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on October 3, 2022.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Andrew P. Witty
Andrew P. Witty
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 3, 2022.

Signature	Title

/s/ Andrew P. Witty	Director and Chief Executive Officer (principal executive officer)
Andrew P. Witty

/s/ John F. Rex	Chief Financial Officer (principal financial officer)
John F. Rex

/s/ Thomas E. Roos	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Thomas E. Roos

*	Director
Timothy P. Flynn

*	Director
Paul R. Garcia

*	Director
Stephen J. Hemsley

*	Director
Michele J. Hooper

*	Director
F. William McNabb III

*	Director
Valerie C. Montgomery Rice, M.D.

*	Director
John H. Noseworthy, M.D.

*	The undersigned, by signing below, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

By:	/s/ Faraz A. Choudhry
Faraz A. Choudhry
As Attorney-In-Fact